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                                                                 Exhibit 99

                     RYMAC MORTGAGE INVESTMENT CORPORATION

       This Proxy is solicited on behalf of the Board of Directors of RYMAC Mortgage Investment Corporation.

       The undersigned hereby appoints Richard R. Conte and Malcolm M. Prine, or any one of them, proxies with full power of substitution to vote at the Special Meeting of Stockholders of RYMAC Mortgage Investment Corporation to be held on December 19, 1996, and any adjournments or postponements thereof, as follows:

   1. Proposal to approve (a) the terms and conditions of an Asset Purchase Agreement between Navistar International Transportation Corp. and RYMAC Mortgage Investment Corporation (the "Company"), dated as of September 12, 1996, as amended (the "Asset Purchase Agreement"), pursuant to which RYMAC Mortgage Investment Corporation will acquire the assets, properties and business, subject to the assumption of certain liabilities, of the Columbus Plastics Operation of Navistar International Transportation Corp. and (b) the issuance to Navistar International Transportation Corp. of 4,264,000 shares of common stock of Core Materials Corporation, a Delaware corporation which is a wholly-owned subsidiary of the Company, which amount is subject to adjustment pursuant to the provisions of the Asset Purchase Agreement.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

   2. Proposal to approve and adopt an Agreement and Plan of Merger between the Company and Core Materials Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, (the "Merger Agreement") pursuant to which (a) the Company would be merged with and into Core Materials Corporation, with Core Materials Corporation continuing as the surviving corporation and (b) each outstanding share of Common Stock of the Company would be automatically converted into the right to receive one share of common stock of Core Materials Corporation.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

       When properly executed, this Proxy will be voted in the manner directed above. If no direction is made, it will be voted FOR approval and adoption of the Asset Purchase Agreement and the Merger Agreement.

       Discretionary authority is hereby conferred as to any other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement (with all enclosures and attachments) dated November 8, 1996. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

                            DATED:......................................., 1996

                            ...................................................
                                                       Signature

                            ...................................................
                                               Signature if held jointly

                            Please sign this proxy exactly as your name(s) appears below. If the stock is registered in the names of two or more persons, each must sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

                              IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN
                             THIS PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE
                               IS REQUIRED IF MAILED IN THE UNITED STATES.